SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.   20549


                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)    MARCH 31, 1999
                                                         ----------------


                              COASTAL BANCORP, INC.
                              ---------------------
               (Exact name of registrant as specified in charter)


          TEXAS                         0-24526               76-0428727
(State or other jurisdiction     (Commission File Number)          (IRS Employer
     of  incorporation)                                   Identification  No.)



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

5718 WESTHEIMER, SUITE 600, HOUSTON, TEXAS . . . .            77057
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(Address of Principal executive offices) . . . . .       (Zip Code)


Registrant's telephone number including area code.   (713) 435-5000
                                                    ---------------
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(Former name or former address, if changed since last report) --  Not applicable
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

ITEM  5.          OTHER  EVENTS.
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On  August 11, 1998, Coastal Bancorp, Inc. ("Coastal") purchased a $10.0 million participation in a warehouse loan aggregating $25.0 million to MCA Financial Corp., and certain of its affiliates, of Southfield, Michigan (collectively the "Mortgage Banker"). The lead lender ("Lead Lender") in this facility is a major commercial bank and the loan is secured by subprime residential loans. In late January 1999, due to a lack of liquidity, the Mortgage Banker ceased operations and shortly thereafter was seized by the Michigan Bureau of Financial Institutions. A conservator was appointed to take control of the Mortgage Banker's books and records, marshal that company's assets and continue its loan servicing operations. A voluntary petition under Chapter 11 of the U.S. Bankruptcy Code was filed in the U.S. Bankruptcy Court for the Eastern District of Michigan for the Mortgage Banker on or about February 11, 1999, by the conservator, who has been appointed the "debtor-in-possession," to allow the conservator time to develop a plan of reorganization while protecting the assets of the Mortgage Banker.

Coastal has hired special bankruptcy counsel to represent it in this situation and has been involved in discussions with the Lead Lender regarding the status of the loan. Although Coastal has been informed by the Lead Lender that Coastal's loan is collateralized by residential loans, the Bank, as of the date hereof, has been unable to verify the extent to which the collateral, if any, is sufficient to prevent Coastal from incurring a loss. Coastal has put this loan on nonaccrual and has allocated $1.5 million of the loan loss reserve to this loan. At this time, Coastal is unable to determine the timing, probability, or the amount of any loss which might result from the default by the Mortgage Banker.

However, on March 31, 1999 Coastal stated that it had taken loan loss reserves for the three months ended March 31, 1999, on this transaction. Coastal accrued loan loss reserves for such period in the amount of approximately $800,000, which represents approximately 8 cents per fully diluted common share.

     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL  BANCORP,  INC.


     /s/  Catherine  N.  Wylie                         Date:  March  31,  1999
     -------------------------
by:  Catherine  N.  Wylie
     Executive  Vice  President/
     Chief  Financial  Officer

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